NEWS RELEASE

Contact:	James Burmeister	Date:	May 18, 2015
VP, Finance & Treasurer
Cell Phone: 419-250-6040
Office Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons Purchases Kay Flo Industries’ Plant Nutrient Business

MAUMEE, OHIO, May 18, 2015 - The Andersons, Inc. (Nasdaq: ANDE) announces its purchase of Kay Flo Industries of North Sioux City, S.D.

“This acquisition is an excellent strategic fit for our Plant Nutrient Group and is consistent with our plans to expand our wholesale and specialty fertilizer business,” says CEO Mike Anderson. “As a family-owned business with a history of nearly 90 years and a similar philosophy in providing exceptional customer service, Kay Flo is an excellent cultural fit.”

Kay Flo, through its Nutra-Flo Division, is the leading U.S. manufacturer of premium liquid starter fertilizers and is also a leading manufacturer and formulator of micronutrient enriched plant nutrients. Nutra-Flo serves hundreds of growers, ranchers, and agribusinesses throughout the Western Corn Belt with these products along with its conventional fertilizers.

Raun Lohry, former CFO of Kay Flo who will remain on as V.P. and General Operations Manager, adds, “We are pleased to have The Andersons carry on our legacy and the relationships we’ve built with our customers and employees. We are confident in the opportunities this acquisition will provide to both our employees and our customers.”

The purchase includes a state-of-the-art R&D laboratory and three plant nutrient manufacturing and distribution assets with more than 100,000 tons of tank storage that produce average annual sales of more than 200,000 tons of liquid fertilizers located in Iowa and Nebraska. The animal nutrient portions of Kay Flo have been separated and are not a part of the acquisition.

“In addition to providing extraordinary service to our customers, we expect to grow our national sales and distribution opportunities. This now puts us as one of the largest manufacturers of traditional row starters and the leading manufacturer of specialty nutrients,” says Bill Wolf, President of The Andersons’ Plant Nutrient Group.

The Andersons will host a webcast on Tuesday, May 19, 2015 at 4:00 P.M. ET, to discuss this acquisition. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.